DIGITAL CREATIVE DEVELOPMENT CORPORATION
                             67 Irving Place North
                                   4th Floor
                            New York, New York 10003






                                                        September 15, 2000




CONFIDENTIAL

Laser-Pacific Media Corporation
809 North Cahuenga Boulevard
Hollywood, California 90038


Ladies and Gentlemen:


        The purpose of this letter (this "Letter of Intent") is to confirm the general understanding we have reached with respect to the proposed acquisition by Digital Creative Development Corporation, a Delaware corporation, or its designated affiliate ("Digital") of Laser-Pacific Media Corporation (the "Company").

        Subject to all of the provisions hereof and to the negotiation, execution and delivery of mutually acceptable definitive documents, all as more particularly described in this Letter of Intent, Digital and the Company have preliminarily agreed that such acquisition (the "Transaction") will be upon the following general terms and conditions:

1. Structure. Digital will acquire the Company in a manner mutually agreed upon, intended to achieve for those stockholders of the Company exchanging Common Stock, par value $.0001, of the Company ("Company Common Stock") for Common Stock, par value $.001, of Digital ("Digital Common Stock"), a non-taxable exchange under applicable provisions of the Internal Revenue Code of 1986, as amended. Digital and the Company contemplate that the Transaction will be effected through a merger (the "Merger") of the Company with a wholly-owned subsidiary of Digital, with the Company surviving as a wholly-owned subsidiary of Digital, all pursuant to an Agreement and Plan of Merger (the "Merger Agreement") in form satisfactory to the Company and Digital. The Merger shall be effected by a conversion and exchange of that number of shares of Digital Common Stock having an aggregate value of $4.25 (based upon the Closing Price of Digital Creative Development Corporation, a Utah corporation ("Digital-Utah")) for each outstanding share of Company Common Stock. The term "Closing Price" shall mean the average of the last sale price of Digital-Utah as reported on the NASDAQ Bulletin Board for the twenty trading days prior to the Closing (as defined below). The Digital Common Stock shall be convertible into shares of Digital-Utah on a share-for-share basis.

2. Securities Filings. As soon as practicable after the execution and delivery of the Merger Agreement and prior to the Closing, the shares of Digital Common Stock to be received by the stockholders of the Company will be registered under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-4 (or other appropriate form) to be filed by Digital with the Securities and Exchange Commission (the "SEC"). The parties shall cooperate in preparing a joint proxy statement to be filed with the SEC. The Company will use reasonable efforts to have its stockholders execute a lock-up agreement in form satisfactory to Digital with respect to the Digital Common Stock; provided, however, that it shall be a condition to Closing that all stockholders of the Company who shall receive Digital Common Stock constituting more than 5% of the Digital Common Stock outstanding (after giving effect to the Merger) execute such lock-up agreement.

3. Conditions. The following, among others, shall be additional conditions to the consummation of the closing under the Merger Agreement (the "Closing"):

3.1 The terms of the transactions contemplated by the Merger Agreement shall have received the approval of the Boards of Directors and the stockholders of the Company and Digital.

3.2 The parties shall have received the consent of all courts and governmental bodies and agencies whose consent or approval is necessary or advisable, in the opinion of counsel to the Company or Digital, as appropriate, for the consummation of the Closing.

3.3 James R. Parks, Emory M. Cohen and Leon D. Silverman shall have executed an agreement in form, scope and substance satisfactory to Digital by which they agree to vote for the Merger and to exchange their shares of Company Common Stock pursuant to the Merger Agreement.

3.4 Emory M. Cohen, Randolph D. Blimi and Robert McClain shall have executed and delivered with Digital or such affiliate as Digital may designate mutually satisfactory Employment Agreements providing for a term of not less than three
(3) years and including, inter alia, non-compete provisions operative during such term except only in the event of a termination of such Employment Agreement by the Executive for cause (as such term shall be defined in the definitive Employment Agreement).

3.5 The business of the Company shall be conducted only in the ordinary course from and after the date hereof through the Closing.

3.6 There shall have been no material adverse change in the assets, methods of operation, financial condition, capital structure or business of the Company or Digital since its most recent fiscal year end, including, without limitation, its competitive position and its sales and earnings.

3.7 No proceeding or investigation shall be pending or threatened before or by a court or governmental body or agency to prevent the consummation of the transactions contemplated hereby or which might affect Digital's right to own or operate the assets or business of the Company.

3.8 The Company shall not have paid any dividends or made any distributions with respect to its capital stock, granted any additional employee stock options, instituted or substantially amended any employee benefit plans or materially increased the compensation paid to officers or other employees of the Company, subsequent to the date hereof and prior to the Closing.

3.9 The Merger Agreement shall include appropriate provisions with respect to the assumption by Digital of all options, warrants, convertible securities and other rights (together "Convertibles") to acquire securities of the Company outstanding immediately prior to the Merger, so that such Convertibles shall become exercisable or exchangeable for, or convertible into, the kind and amount of Digital Common Stock which the holder thereof would have been entitled to receive had such Convertibles been exercised, exchanged or converted immediately prior to the Merger.

3.10 The parties shall have received fairness opinions in form, scope and substance satisfactory to them in their discretion.

4. Filings. As soon as practicable after the date hereof, Digital and the Company will make all necessary governmental filings, including, without limitation, those required to be made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, in connection with the consummation of the transactions contemplated hereby, and the parties shall cooperate in making any such filings promptly. All specified waiting periods thereunder shall expire without challenge as a condition to the Closing.

5. No Commitment. This Letter of Intent is only a statement of intent and does not constitute the contractual commitment of Digital or the Company. Each party's obligation to proceed with the Transaction contemplated hereby is subject, inter alia, to the execution and delivery of definitive documents, in form and substance satisfactory to each party and its respective counsel, containing customary and appropriate representations and warranties, covenants and conditions.

6. Public Announcement. The parties will make an appropriate public announcement of the Transaction, the form and substance of which shall have been agreed to by the Company and Digital and their respective counsel, promptly after the execution of this Letter of Intent. Thereafter, until the termination (if any) of this Letter of Intent, neither Digital nor the Company shall make any public announcement, issue any press release or other publicity or confirm any statements by third parties concerning the Transaction without the prior written consent in advance of the other party.

7. Confidentiality. Each party hereto hereby agrees that it will hold in confidence all non-public documents and materials (the "Documents") received by it from any other party in connection with the Transaction, whether received before or after the date of this Letter of Intent; except (i) that any of such information may be disclosed to directors, officers, employees, counsel, agents and representatives of such party who reasonably require such information for the purpose of evaluating and consummating the Transaction (it being understood that such directors, officers, employees, agents and representatives will be informed by such party of the confidential nature of such information and will be directed by such party to treat such information confidentially and that such party will be responsible for any disclosure made by such directors, officers, employees, agents and representatives); (ii) to the extent necessary to comply with law or the valid order or requirement of a governmental agency or court of competent jurisdiction or otherwise in connection with any court action or administrative proceeding, provided, however, that the other party will make all reasonable efforts to seek confidential treatment of such Documents and information; or (iii) in order to enforce or exercise its rights and perform its obligations in connection with the Transaction. All information shall be returned to the party providing such information upon any termination of this Letter of Intent. The provisions of this Section 7 shall survive any such termination.

8. Restriction on Solicitation. (a) From the date hereof until November 15, 2000 (the "Restricted Period"), the Company and its subsidiaries will not, and will cause their respective officers, directors, employees or other agents not to, directly or indirectly, (i) take any action to solicit, initiate or encourage any Company Acquisition Proposal (as hereinafter defined) or (ii) engage in negotiations with, or disclose any nonpublic information relating to the Company or its subsidiaries, respectively, or afford access to their respective properties, books or records to any person that may be considering making, or has made, a Company Acquisition Proposal. Nothing contained in this Section 8 shall prohibit the Company and its Board of Directors from (i) taking and disclosing positions with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated by the SEC under the Securities Exchange Act of 1934, or (ii) furnishing information, including without limitation nonpublic information to, or entering into negotiations with, any person or entity that has indicated its willingness to make an unsolicited bona fide proposal to acquire the Company pursuant to a merger, consolidation, share exchange, purchase of a substantial portion of the assets, business combination or other similar transaction, if, and only to the extent that, (A) such unsolicited bona fide proposal relating to a Company Acquisition Proposal is made by a third party that the Board of Directors of the Company determines in good faith has the good faith intent to proceed with negotiations to consider, and financial capability to consummate, such Company Acquisition Proposal, (B) the Board of Directors of the Company, after duly considering the written advice of outside legal counsel to the Company, determines in good faith that such action is required for the Board of Directors of the Company to comply with its fiduciary duties to stockholders imposed by applicable law, (C) contemporaneous with furnishing such information to, or entering into discussion or negotiations with, such person or entity the Company provides written notice to Digital to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity and (D) the Company uses all reasonable efforts to keep Digital informed in all material respect of the status and terms of any such negotiations or discussions (including without limitation the identity of the person or entity with whom such negotiations or discussions are being held) and provides Digital copies of such written proposal and any amendments or revisions thereto or correspondence related thereto; provided, that Digital agrees to execute a confidentiality agreement, in form reasonably acceptable to it, with respect to any such information delivered to Digital pursuant to this clause (D), which confidentiality agreement shall be subject to Digital's disclosure obligations arising under applicable law or securities exchange regulations. In the event the Company accepts a Company Acquisition Proposal, the Company shall pay to Digital the amount in cash equal to 3.5% of the equity value of the Company as of the date of any such acceptance, plus the reasonably documented expenses of Digital incurred in connection with this Letter of Intent and the Transaction.

(b) The term "Company Acquisition Proposal" as used herein means any offer or proposal for, or any indication of interest in, a merger or other business combination directly or indirectly involving the Company or any subsidiary or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, any such entity, other than the transactions contemplated by this Letter of Intent.

9. Due Diligence. During the Restricted Period, Digital shall conduct appropriate and customary legal, business and financial due diligence investigations of the Company's business and the Company shall conduct appropriate and customary legal, business and financial due diligence investigations of Digital's business. Each party ("such party") shall make available to the other party all of such party's books, records and financial statements, including, but not limited to, all corporate documents, financial statements, regulatory filings, marketing studies, material agreements and technology for examination and its key employees for interview, and shall cooperate in providing information and access to its facilities. Each party shall be satisfied with its due diligence investigation of the other party as a condition to the Closing.

10. Miscellaneous. This Letter of Intent supersedes any prior or contemporaneous agreements and understandings of the parties with respect to the subject matter covered in this Letter of Intent. This Letter of Intent may be signed in counterparts (including by facsimile signature), each of which will be considered an original, but all of which taken together will constitute one and the same instrument. This Letter of Intent shall be governed by New York law without regard to that State's principles of conflicts of laws. In no event may either party assign any rights or obligations hereunder without the prior written consent of the other party, and any purported assignment without such consent shall be null and void. Each party will pay for its own legal and other expenses incurred in connection with this Letter of Intent and the Transaction whether or not the Transaction is consummated. This Letter of Intent may be amended and the terms hereof waived only by a written agreement signed by each of the parties hereto.

11. Termination. Unless terminated earlier by written agreement of the parties, this Letter of Intent shall terminate in the event that a definitive Merger Agreement has not been executed on or before October 5, 2000.

12. Binding Agreements. The purpose of this Letter of Intent is to set forth our preliminary mutual understandings regarding the Transaction and the other transactions contemplated herein. The parties understand and agree that this Letter of Intent expresses our preliminary understandings and good faith intentions only and does not create a binding obligation upon any party hereto except that Sections 5, 6, 7 and 8 of this Letter of Intent are intended to be and are binding obligations of the parties.

If the foregoing properly sets forth our understanding, please so indicated by signing the copy of this Letter of Intent in the space provided below and returning such copy to us.

                                        Very truly yours,

                                        DIGITAL CREATIVE DEVELOPMENT
                                        CORPORATION, Delaware corporation


                                        By:       /s/




AGREED:
LASER-PACIFIC MEDIA CORPORATION


By:_________________________________
     Name:
     Title:

Laser-Pacific Media Corporation
September 15, 2000
Page -5-


Document #: 13070